Exhibit 99.1

FOR IMMEDIATE RELEASE

CONSTELLATION BRANDS BEER DIVISION VOLUNTARILY

RECALLS SELECT PACKAGES OF 12 OZ CORONA EXTRA

CHICAGO – AUGUST 15, 2014 – Constellation Brands Beer Division today announced a voluntary recall of select packages in the U.S. containing 12-ounce clear glass bottles of its Corona Extra beer that may contain small particles of glass. The voluntary recall covers 12-ounce clear bottles in select six-pack, 12-pack and 18-pack packages containing bottles with the production codes listed below.

This recall comes after routine inspections in the company’s quality control laboratory detected defects in certain bottles that could cause small particles of glass to break off and fall into the bottle. The affected bottles came from one of four glass plants run by a third party manufacturer, which supplies the company the bottles. While the company believes that less than 1 percent of the bottles produced from the plant may be affected, it is recalling select packages that may contain defective bottles to ensure the safety of consumers.

To date the company has received no reports of injuries resulting from the affected bottles.

The following products are not being recalled:

Corona Extra cans

Corona Extra 24-pack loose bottles

Corona Extra 24 oz. bottle

Corona Extra draft beer

Corona Light bottles

Corona Light cans

Corona Light draft beer

Corona Familiar

Coronitas

“We are troubled by this development and are working proactively with our distributors, retailers and consumers to resolve this situation as quickly as possible,” said Bill Hackett, President of Constellation Brands Beer Division. “Throughout its history, Corona Extra is a brand that has been synonymous with quality, consistency and refreshment. Our entire organization, including our brewers, our production team, and all our employees across our system, is absolutely committed to doing everything possible to complete this recall quickly, and ensure the safety of our consumers and integrity of our product.”

Upon discovering the issue, Constellation took prompt action to identify and secure potentially affected product and will work closely with distributors and retailers to minimize the impact on consumers. The company is diligently working to recover potentially affected product that is in retail stores and may have reached consumers.

Consumers who have bottles marked with the production codes below can visit http://www.coronausa.com/recall or call 1-866-204-9407 for instructions on reimbursement.

Affected Production Codes:

Production Codes for Affected Packages
6-Packs	12-Packs	12-Packs	18-Packs
G014C059	G024B069	G214C069	F294A049
G024C059	G034C069	G244B069
G064A059	G044C069	G244C069
G064C059	G054B049	G254C069
G074B059	G054C069	G264C069
G104A049	G064C049	G274C069
G104C049	G074B049	G294B069
G114C049	G084B049	G304B069
G124C049	G084C069
G134C049	G094B049
G144C049	G094B069
G154C049	G104A069
G164C049	G104C069
G244C049	G114C069
G254A049	G124C069
G264A049	G164A069
G274A049	G174B069
G304C059	G184B069

About Constellation Brands Beer Division

Constellation Brands Beer Division is the #3 beer company in the U.S. and the exclusive brewer, marketer and supplier of a growing portfolio of high-end, iconic, imported beer brands for the U.S. market. The portfolio includes Corona Extra (the #1 imported beer in the U.S. and #5 beer overall), Corona Light, Modelo Especial, Negra Modelo, Pacifico and Victoria beer brands. The Beer Division also imports the Tsingtao beer brand in the U.S. For more information, visit www.cbrands.com.

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Media Contacts:

Cheryl Gossin

Constellation Brands, Inc.

(585) 678-7191

cheryl.gossin@cbrands.com

Emily Reynolds

Constellation Brands Beer Division

(312) 873-9274

emily.reynolds@cbrands.com